EXHIBIT (99.1) Revised Selected Financial Data
The information required by this item is incorporated by reference to Note 1 and Note 12 to our Consolidated Financial Statements.
Financial Summary (Unaudited)

Amounts in millions, except per share amounts	2015 (2)	2014	2013	2012	2011	2010
Net sales	$70,749	$74,401	$73,910	$73,138	$70,464	$66,810
Gross profit	33,693	35,371	35,858	35,254	35,110	34,263
Operating income	11,049	13,910	13,051	12,495	13,849	14,001
Net earnings from continuing operations	8,287	10,658	10,346	8,864	10,509	9,635
Net earnings/(loss) from discontinued operations	(1,143)	1,127	1,056	2,040	1,418	3,211
Net earnings attributable to Procter & Gamble	7,036	11,643	11,312	10,756	11,797	12,736
Net earnings margin from continuing operations	11.7%	14.3%	14.0%	12.1%	14.9%	14.4%
Basic net earnings per common share: (1)
Earnings from continuing operations	$2.92	$3.78	$3.65	$3.08	$3.62	$3.21
Earnings/(loss) from discontinued operations	(0.42)	0.41	0.39	0.74	0.50	1.11
Basic net earnings per common share	$2.50	$4.19	$4.04	$3.82	$4.12	$4.32
Diluted net earnings per common share: (1)
Earnings from continuing operations	$2.84	$3.63	$3.50	$2.97	$3.46	$3.08
Earnings/(loss) from discontinued operations	(0.40)	0.38	0.36	0.69	0.47	1.03
Diluted net earnings per common share	$2.44	$4.01	$3.86	$3.66	$3.93	$4.11
Dividends per common share	$2.59	$2.45	$2.29	$2.14	$1.97	$1.80
Research and development expense	$1,991	$1,910	$1,867	$1,874	$1,812	$1,733
Advertising expense	7,180	7,867	8,188	7,839	7,713	7,060
Total assets	129,495	144,266	139,263	132,244	138,354	128,172
Capital expenditures	3,736	3,848	4,008	3,964	3,306	3,067
Long-term debt	18,327	19,807	19,111	21,080	22,033	21,360
Shareholders' equity	63,050	69,976	68,709	64,035	68,001	61,439

(1)	Basic net earnings per common share and diluted net earnings per common share are calculated based on net earnings attributable to Procter & Gamble.

(2)
Our 2015 net sales were negatively impacted by approximately $4.4 billion of unfavorable foreign exchange fluctuation compared to 2014. Net earnings attributable to Procter & Gamble in 2015 were negatively impacted by approximately $1.4 billion due to foreign exchange, $2.1 billion of non-cash impairment charges related to the Batteries business reported in discontinued operations and a $2.1 billion Venezuelan deconsolidation charge. These impacts are discussed more fully in "Summary of 2015 Results" and "Results of Operations" of the MD&A (Exhibit 99.2).